Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement No. 333-269735 on Form S-1 of our report dated February 29, 2024, relating to the consolidated financial statements of LanzaTech Global, Inc. and subsidiaries. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
April 19, 2024